EXHIBIT 2.6

GREAT PANTHER RESOURCES LIMITED
RESTATED 2003 INCENTIVE STOCK OPTION PLAN

1. INTERPRETATION

1.1 For the purposes of the Plan, the following terms shall have the following meanings:

(a)	“Affiliate”, “Associate”, “Consultant”, “Consultant Company”, “Discounted Market Price”, “Employee”, “Insider”, “Investor Relations Activities”, and “Management Company Employee” shall have the meanings ascribed thereto in the Policies;

(b)	“Board” means the Board of Directors of the Company;

(c)	“Common Shares” means the common shares without par value of the Company as constituted on the Effective Date;

(e)	“Company” means Great Panther Resources Limited, a company to be continued under the Business Corporations Act (British Columbia);

(f)	“Effective Date” means February 9, 2004;

(g)	“Eligible Person” means any Director, Officer, Employee, Consultant or Consultant Company of the Company or any of its Affiliates, or any Management Company Employee, or a personal holding company controlled by a Director, Officer or Employee, the shares of which personal holding company are held directly or indirectly by the Director, Officer or Employee, or a Registered Retirement Savings Plan established for the sole benefit of the Director, Officer or Employee;

(h)	“Exchange” means the TSX Venture Exchange;

(i)	“Existing Options” means stock options granted prior to the Effective Date pursuant to other Share Compensation Arrangements which have not been exercised or cancelled;

(j)	“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the Plan;

(k)	“Outstanding Issue” means the number of Common Shares that are outstanding from time to time on a non-diluted basis;

(l)	“Participant” means an Eligible Person to whom Options have been granted;

(m)	“Plan” means the Great Panther Resources Limited Restated 2003 Incentive Stock Option Plan;

(n)	“Policies” means the policies of the Exchange in effect from time to time as published in the Corporate Finance Manual of the Exchange;

(o)	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares,

(p)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person.

1.2 Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.3 This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of British Columbia and the laws of Canada applicable therein.

2. STATEMENT OF PURPOSE

The principal purposes of the Plan are to advance the interests of the Company by (i) promoting a proprietary interest among Eligible Persons in the success of the Company and its Affiliates; (ii) attracting and retaining qualified Directors, Officers, Employees and Consultants the Company and its Affiliates require; (iii) providing Eligible Persons with additional incentive and encouraging stock ownership by such Eligible Persons.

3. STOCK OPTION PLAN

3.1 Administration of Plan

(a)	The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board, and consisting of not fewer than three Directors. If a committee is appointed for this purpose, all references to the Board shall be deemed to be references to the committee.

(b)	Subject to the limitations of the Plan, the Board shall have the authority

(i)	to determine which Eligible Persons are to be granted Options;

(ii)	to grant Options to Eligible Persons;

(iii)	to determine the terms, limitations, restrictions and conditions respecting such grants;

(iv)	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable;

(v)	to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan including, without limitation, for the purpose of ensuring compliance with Section 3.8 hereof, as it may deem necessary or advisable.

The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Company and all other persons.

3.2 Shares Reserved

(a)	The maximum number of Common Shares which may be reserved for issuance for all purposes under the Plan shall be equal to 10% of the Outstanding Issue at the time of an Option grant.

(b)	As of the Effective Date any Existing Options previously granted by the Company which remain outstanding shall be deemed to have been issued under the Plan.

(c)	Any Common Shares subject to an Option which expires or for any reason is cancelled or terminated without having been exercised, shall again be available for grant under the Plan.

3.3 Eligibility

(a)	Options may be granted by the Board to any Eligible Person, subject to the limitations set forth in section 3.5.

(b)	By granting an Option to an Eligible Person who is an Employee, Consultant or Management Company Employee, the Company represents that such person is a bona fide Employee, Consultant or Management Company Employee as the case may be.

3.4 Non-Exclusivity — Nothing contained in this Plan shall prevent the Board from adopting other or additional Share Compensation Arrangements, subject to obtaining any required regulatory or shareholder approvals.

3.5 Limits

(a)	The number of Common Shares for which Options may be granted under the Plan to any one Participant shall not exceed 5% of the Outstanding Issue in any 12-month period.

(b)	The number of Common Shares for which Options may be granted under the Plan to any one Consultant shall not exceed 2% of the Outstanding Issue in any 12-month period.

(c)	The number of Common Shares for which Options may be granted under the Plan to Employees conducting Investor Relations Activities shall not exceed in the aggregate 2% of the Outstanding Issue in any 12-month period.

(d)	Options granted to Consultants performing Investor Relations Activities (if exempt from the prospectus requirements of applicable securities legislation) must vest over 12 months with no more than one-quarter of the Options vesting in any 3 month period.

3.6 Amendment and Termination

(a)	Subject to the prior acceptance of the Exchange, the Board may amend, suspend or terminate the Plan at any time, provided the Board may not do any of the following without obtaining approval of the shareholders of the Company in the same manner as set out in Section 3.8(b):

(i)	increase the maximum number of Common Shares that may be reserved for issuance pursuant to Options granted under the Plan;

(ii)	alter or impair any Existing Options granted to a Participant without the consent of the Participant; or

(iii)	materially increase the benefits under the Plan.

If the Plan is terminated, the provisions of the Plan and any rules and regulations adopted by the Board and in force at the time of termination of the Plan shall continue in effect during such time as an Option or any rights pursuant thereto remain outstanding.

(b)	The Board may amend the terms of any outstanding Option (including, without limitation, the cancellation of an Option or an amendment to the date or dates on which an Option or a portion thereof vests and so becomes exercisable), provided that:

(i)	any required regulatory approvals are obtained;

(ii)	the Board would have had the authority to initially grant the Option under terms as so amended; and

(iii)	the consent of the Participant is obtained.

3.7 Compliance with Legislation and Stock Exchange Rules — The Plan, the grant and exercise of Options under the Plan and the Company’s obligation to issue Common Shares on exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange on which the Common Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Company, be required. The Company shall not be obliged by any provision of the Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Common Shares hereunder in violation of this provision shall be void. In addition, the Company shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading. Common Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws. In particular, if Options are granted to any resident or citizen of the United States, the Board and the Company will use their best efforts to ensure that all matters pertaining to such Options shall be made in compliance with applicable United States securities laws.

3.8 Approvals – The Plan is subject to:

(a)	acceptance by the Exchange and any other exchange upon which the Common Shares of the Company may be listed and posted for trading; and

(b)	approval by the shareholders of the Company, given by the affirmative vote of the holders of a majority of the voting securities of the Company present, or represented and entitled to vote for this purpose, at an annual or special meeting of shareholders held, among other things, to consider and approve the Plan.

Options may be granted under the Plan following acceptance by the Exchange pursuant to section 3.8(a), notwithstanding that the approval of shareholders required by section 3.8(b) shall not then have been obtained. Until such approval by shareholders is obtained, Options granted under this Plan will not be exercisable.

3.9 Disinterested Shareholder Approval

(a)	The Company must obtain disinterested shareholder approval if the Company decreases the exercise price of Options previously granted to Insiders or to Participants who are Insiders at the time of the proposed decrease.

(b)	If the above applies, shareholder approval must be obtained by a majority of the votes cast by all shareholders of the Company at a shareholders’ meeting, excluding votes attaching to shares beneficially owned by Insiders to whom Options may be granted under the Plan, or by Associates of such Insiders.

(c)	Holders of non-voting and subordinate voting shares of the Company must be given full voting rights on a resolution that requires disinterested shareholder approval.

4. GRANT OF OPTIONS

4.1 Exercise Price — The exercise price of Common Shares subject to an Option will be determined by the Board at the time of grant and will be not less than the Discounted Market Price of the Common Shares at the date of grant.

4.2 Option Certificate — Upon the grant of an Option, the Company will deliver to the Participant an Option certificate dated the date of grant, containing the terms of the Option and executed by the Company. Upon such delivery such Participant will be a Participant in the Plan and have the right to purchase the Common Shares on the terms set out in the Option certificate and in the Plan.

4.3 Time of Exercise

(a)	Options granted must be exercised no later than 5 years after the date of grant or such lesser period as may be determined by the Board.

(b)	The Board may determine when any Option will become exercisable and may determine that any Options shall vest and be exercisable in installments.

4.4 Early Expiry

(a)	If a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant will cease to be exercisable 30 days after the Termination Date. If any portion of an Option is not vested by the Termination Date, that portion of the Option may not under any circumstances be exercised by the Participant. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant.

(b)	If a Participant dies, the legal representatives of the Participant may exercise the Participant’s Options within six months after the date of the Participant’s death, but only to the extent the Options were, by their terms, exercisable on the date of death.

4.5 Non-Assignable — Except as provided in section 4.4(b), an Option may be exercised only by the Participant and will not be assignable or transferable.

4.6 No Rights as Shareholder or To Remain Eligible Person

(a)	The only rights as a shareholder of the Company which a Participant will have with respect to an Option are with respect to those of the Common Shares that the Participant has acquired through exercise of the Option in accordance with its terms.

(b)	Nothing in this Plan or in any Option certificate shall confer on any Participant any rights to remain as a Director, Officer, Employee or Consultant of the Company or any Affiliate for any period.

4.7 Adjustments to Common Shares — The number of Common Shares delivered to an Participant upon exercise of an Option will be adjusted in the following events and manner, subject to the right of the Board to make such other or additional adjustments as are appropriate in the circumstances.

(a)	Upon (i) a subdivision of the Common Shares into a greater number of Common Shares, (ii) a consolidation of the Common Shares into a lesser number of Common Shares or (iii) the issue of a stock dividend to holders of the Common Shares, the Company will deliver upon exercise of an Option, in addition to or in lieu of the number of Common Shares in respect of which the right to purchase is being exercised and without the Participant making any additional payment, such greater or lesser number of Common Shares as result from the subdivision, consolidation or stock dividend.

(b)	Upon the distribution by the Company to holders of the Common Shares of (i) shares of any class (whether of the Company or another company) other than Common Shares, (ii) rights, options or warrants, (iii) evidences of indebtedness or (iv) securities or other property or assets (other than dividends in the ordinary course), the Company will deliver, subject to the prior consent of the Exchange, upon exercise of an Option, in addition to the number of Common Shares in respect of which the right to purchase is being exercised and without the Participant making any additional payment, such other securities, evidences of indebtedness or assets as result from such distribution.

(c)	Upon a capital reorganization, reclassification or change of the Common Shares, an amalgamation, arrangement or other form of business combination of the Company with another corporation or a sale, lease or exchange of all or substantially all of the property of the Company, the Company will deliver upon exercise of an Option, in lieu of the Common Shares in respect of which the right to purchase is being exercised, the kind and amount of shares or other securities or property as result from such event.

(d)	The adjustments provided for in this section are cumulative.

(e)	The Company will not be required to issue fractional Common Shares or other securities under the Plan and any fractional interest in a Common Share or other security that would otherwise be delivered upon the exercise of an Option will be cancelled.

5. EXERCISE OF OPTION

5.1 Manner of Exercise — A Participant who wishes to exercise an Option may do so by delivering the following to the Company on or before the expiry date of the Option:

(a)	a notice in writing exercising the Option; and

(b)	a cheque (which need not be a certified cheque) or bank draft payable to the Company for the aggregate exercise price for the Common Shares being purchased.

If the Participant is deceased, the Option may be exercised by the legal personal representatives of the Participant who, in addition to delivering to the Company the foregoing, must also deliver to the Company evidence of their status as legal personal representatives.

5.2 Delivery of Share Certificate — Not later than 10 business days after receipt of the notice exercising an Option and payment in full for the Common Shares being acquired, the Company will direct its transfer agent to issue a certificate in the name of the Participant (or, if deceased, his estate) for the number of Common Shares purchased by the Participant (or his estate), which will be issued as fully paid and non-assessable Common Shares.

6. REFERENCE DATE

This Restated Plan is dated for reference June 28, 2004.